Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE ANNOUNCES RECORD SALES AND EARNINGS
FOR 2007

Reaffirms 2008 Operations Guidance
ST. LOUIS – March 10, 2008 – LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries, today announced it achieved record sales and earnings in 2007.

“During the past year, LMI made significant progress in implementing several elements of its growth strategy, highlighted by the acquisition of D3 Technologies,” said Ronald S. Saks, President and Chief Executive Officer of LMI Aerospace, Inc.  “We believe this acquisition is an important step in the transformation of the company to become a provider of design-build aerospace systems.  Also during 2007, we continued to expand our value added services by producing more complex assemblies and growing our supply chain organization to handle more suppliers, achieved strong growth in sales and profitability during the second year of operations in our plant in Mexicali, Mexico, and grew our capacity by combining our use of lean manufacturing techniques with targeted capital investment and aggressive training programs.  These actions generated the best financial results in our history.”

Net sales in the quarter ended December 31, 2007, were $54.6 million compared to $30.2 million in the quarter ended December 31, 2006.  In the fourth quarter of 2007, net sales for the Aerostructures segment, which consists of all LMI operations other than D3 Technologies, were $36.2 million, up 19.9 percent from $30.2 million in the year-ago quarter.  Sales for the quarter for the Engineering Services segment, comprised entirely of the operations of D3 Technologies, were $18.4 million.  Net income for the fourth quarter of 2007 was $3.8 million, or $0.34 per diluted share, compared to $2.7 million, or $0.24 per diluted share, in the fourth quarter of 2006.  Net income and earnings per share in the fourth quarter of 2007 were reduced by $200,000 or $0.02 per diluted share due to reserving for certain income tax credits that have been challenged by the Internal Revenue Service.

For the full-year 2007, net sales were $168.5 million compared to $123.0 million in 2006.  Net income in 2007 was $13.2 million or $1.17 per diluted share compared to $10.7 million or $1.01 per diluted share in 2006.

In the Aerostructures segment, which experienced record sales and net income for the year 2007, net sales were $138.1 million, up 12.3 percent from $123.0 million in 2006.  Sales of products for corporate and regional aircraft in 2007 were $49.5 million or 35.8 percent of total segment sales, compared to $47.4 million or 38.5 percent of sales in 2006, with the increase due primarily to production rate increases at Gulfstream.  Sales of products used in large commercial aircraft in 2007 were $44.1 million or 31.9 percent of sales, compared to $37.8 million or 30.7 percent of sales in 2006.  Higher production rates for certain Boeing aircraft models were the main contributors to the increase.  Military products in 2007 had sales of $33.1 million (including $1.2 million of claim settlements in the third quarter of the year) or 24.0 percent of sales, compared to $26.5 million or 21.5 percent of sales in 2006, due to higher sales in its helicopter programs.

Net sales for the Engineering Services segment were $30.4 million for the five months during which D3 Technologies was part of LMI.  Net sales of engineering services for large commercial aircraft were $15.4 million or 50.7 percent of sales, primarily for programs supporting Boeing 787, 777, and 747 platforms.  Net sales for corporate aircraft were $8.3 million or 27.3 percent of sales and for military aircraft, net sales were $4.8 million or 15.8 percent of sales.

Gross profit for the fourth quarter of 2007 was $14.1 million or 25.8 percent of sales compared to $8.0 million or 26.5 percent of sales in the fourth quarter of 2006.  Gross profit for the Aerostructures segment was $11.0 million, as gross margin continued strong at 30.4 percent and the company benefited from higher production rates and improved manufacturing efficiencies.  Gross profit for the Engineering Services segment for the fourth quarter was $3.1 million or 16.8 percent of sales.  For full-year 2007, gross profit was $44.9 million or 26.6 percent of sales compared to $33.5 million or 27.2 percent of sales in 2006.  The Aerostructures segment generated gross profit of $39.6 million or 28.7 percent of sales in 2007.  Included in gross profit for the Aerostructures segment is the net benefit of a claim settlement of approximately $1.0 million.  Gross profit for the Engineering Services segment in 2007 was $5.4 million or 17.8 percent of sales.

Selling, general and administrative expenses were $7.1 million in the fourth quarter of 2007, including $1.8 million from the Engineering Services segment, or 13.0 percent of sales, compared to $4.4 million or 14.6 percent of sales in the year-ago quarter.  For full-year 2007, selling, general and administrative expenses were $23.5 million including $3.1 million from the Engineering Services segment, or 13.9 percent of sales, compared to $17.2 million or 14.0 percent of sales in 2006.   Included in selling, general and administrative expenses for the Engineering Services segment was $1.1 million of non-cash amortization of restricted stock awards and intangibles related to the acquisition of D3 Technologies.

Net interest expense in the fourth quarter of 2007 was $644,000, compared to interest income of $123,000 in the fourth quarter of 2006.  Net interest expense for the full year 2007 was $902,000, compared to net interest expense of $93,000 in 2006.

Income taxes in the fourth quarter of 2007 were $2.5 million, compared to $0.9 million in the year-ago quarter.  The effective tax rate in the fourth quarter was 39.6 percent, including the reserving of certain tax credits of $200,000, which have been challenged by the Internal Revenue Service.  Excluding these reserves, the effective tax rate would have been 36.5 percent.  The fourth quarter of the prior year benefited from the use of previously reserved capital loss carry-forwards of $600,000 when the company sold certain real estate, thereby generating capital gain income.  Income taxes in 2007 were $7.4 million compared to $5.3 million in 2006.  The effective tax rate in 2007 was 35.9 percent compared to 33.5 percent in 2006.

The backlog at December 31, 2007, was $160.9 million, up from approximately $139.9 million at December 31, 2006.

The company reiterated its 2008 guidance for sales, gross margins and SG&A and made small adjustments to certain non-operating items.  In addition, LMI said it expects capital expenditures to be in the range of $9.0 million to $10.0 million, compared to $6.6 million in 2007.

Sales: $241 million - $259 million
(Aerostructures: $162 million - $172 million,
Engineering Services: $79 million - $87 million).

Gross margin: 25.0% - 26.5%
(Aerostructures: 28% - 29%, Engineering Services: 18.5%-19%).

SG&A expenses: $31 million - $33 million, including $2.5 million in acquisition-related expenses
(Aerostructures: $23 million - $24 million,
Engineering Services: $8 million - $9 million).

Interest expense: $1.6 million - $1.8 million.

Tax rate: Approximately 36.5% - 37.0%.

“Continued strong customer demand in each of our market segments, expanded assembly, logistics and supply chain capabilities, significant opportunities for external growth in the D3 base business, design- build activity we expect in coming months, and the internal manufacturing improvements made possible by joining our lean processes with the engineering expertise of D3 make us optimistic about 2008 and beyond,” Saks said.  “We continue to receive more orders for assemblies of Blackhawk and business jet products that support our strategy of providing more complex products to our key customers, and have focused our attention on operational execution of these contracts to produce an unprecedented number of assembled products.   Our new Composites Technology Center of Excellence is an important step in our evolution into a company that can provide state of the art metallic and non-metallic assembled products to our growing customer base.”

LMI Aerospace, Inc., is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries. The company fabricates, machines, finishes and integrates formed, close tolerance aluminum and specialty alloy components and sheet metal products primarily for large commercial, corporate and military aircraft.  LMI Aerospace, Inc., manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.

This news release includes forward-looking statements related to LMI Aerospace, Inc.’s, outlook for 2008, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc.  Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, and any risk factor set forth in our other subsequent filings with the Securities and Exchange Commission.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
	December 31
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$82	$24,411
Short-term investments	-	2,243
Trade accounts receivable - net of allowance of $292 at December 31, 2007 and $311 at December 31, 2006	29,588	14,658
Inventories	40,940	33,956
Prepaid expenses and other current assets	2,135	1,760
Deferred income taxes	3,483	2,210
Income taxes receivable	630	232
Total current assets	76,858	79,470

Property, plant and equipment, net	19,733	19,514
Goodwill	48,670	5,653
Intangible assets, net	19,428	3,425
Other assets	1,429	548
Total assets	$166,118	$108,610

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$10,681	$9,758
Accrued expenses	9,899	3,916
Short-term deferred gain on sale of real estate	233	147
Current installments of long-term debt	789	238
Total current liabilities	21,602	14,059

Long-term deferred gain on sale of real estate	3,773	2,493
Long-term debt, less current installments	29,106	583
Deferred income taxes	6,810	965
Total long-term liabilities	39,689	4,041
Stockholders' equity:
Common stock, $.02 par value per share; authorized 28,000,000 shares; issued 11,820,057 shares in 2007 and 11,577,361 shares in 2006	236	232
Preferred stock, $.02 par value per share; authorized 2,000,000 shares; none issued in both periods	-	-
Additional paid-in capital	67,244	66,104
Treasury stock, at cost, 385,688 shares in 2007 and 389,732 shares in 2006	(1,830)	(1,849)
Retained earnings	39,177	26,023
Total stockholders' equity	104,827	90,510
Total liabilities and stockholders' equity	$166,118	$108,610

LMI Aerospace, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$54,596	$30,184	$168,502	$122,993
Cost of sales	40,471	22,256	123,588	89,527

Gross profit	14,125	7,928	44,914	33,466

Selling, general and administrative expenses	7,128	4,436	23,466	17,243

Income from operations	6,997	3,492	21,448	16,223

Other income (expense)
Interest income (expense)	(644)	123	(902)	(93)
Other, net	5	(58)	(20)	(121)

Income before income taxes	6,358	3,557	20,526	16,009

Provision for income taxes	2,518	864	7,369	5,334

Net income	$3,840	$2,693	$13,157	$10,675

Amounts per common share:
Net income per common share	$0.34	$0.24	$1.18	$1.02

Net income per common share assuming dilution	$0.34	$0.24	$1.17	$1.01

Weighted average common shares outstanding	11,160,179	11,146,651	11,157,396	10,494,747

Weighted average diluted common shares outstanding	11,310,734	11,256,859	11,288,486	10,615,251